Exhibit 10(ttt)

REAL ESTATE SUBLEASE WAIVER AGREEMENT

WAIVER AGREEMENT, dated as of February 27, 2006, by and between FRUCTIBAIL INVEST (“Sublandlord”) and THE BANK OF NEW YORK (“Subtenant”).

Reference is made to the Real Estate Sublease (the “Real Estate Sublease”) by and between Sublandlord, as sublandlord, and Subtenant, as subtenant, and the Real Estate Lease (the “Real Estate Lease”) of even date herewith by and between 4101 Austin Boulevard Corp. (“Landlord”), as Landlord, and Sublandlord, as tenant (“Tenant”).

Please be advised that, so long as (a) no Sublandlord Termination Event shall have occurred under Section 16.1(B) of the Real Estate Sublease and (b) Landlord shall not be in default of its obligation to pay the Early Termination Amount to Tenant if and when due under the Real Estate Lease, Sublandlord hereby agrees to:

1)	waive all provisions of Article 3 and Section 4.2 of the Real Estate Sublease;

2)	waive the application of the Rules and Regulations to the Premises;

3)	grant Subtenant the exclusive right to make Alterations to the Premises, consistent with its practices and Article 6 of the Real Estate Sublease; and

4)	waive all provisions of Article 14 of the Real Estate Sublease, except that Sublandlord shall have the right, exercisable not more than once during any six month period and at the sole expense of Sublandlord, and upon not less than ten (10) Business Days’ prior written notice delivered to Subtenant in accordance with Article 26 of the Sublease, to visually inspect the Premises under the guidance of employees or agents of Subtenant during normal business hours.

For the avoidance of doubt, Sublandlord and Subtenant each hereby confirms that: (a) Section 37.13 of the Real Estate Sublease does not limit the efficacy of the provisions hereof, and (b) the provisions hereof do not limit the efficacy of Section 37.13 of the Real Estate Sublease.

This Waiver Agreement shall be governed by and construed in accordance with the law of the State of New York, including, without limitation, the laws applicable to commercial leases in New York.

This Waiver Agreement constitutes a Transaction Document (as defined in the Real Estate Sublease) and, together with the Transaction Documents, contain the entire agreement between the parties and supersedes all prior understandings, if any, with respect thereto. This Waiver Agreement shall not be modified, changed, or supplemented, except by a written instrument executed by both parties.

Neither Sublandlord, Subtenant nor their Affiliates (as defined in the Real Estate Sublease) shall directly or indirectly contest the validity of this Waiver Agreement.

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IN WITNESS WHEREOF, the parties hereto have respectively executed this Real Estate Sublease Waiver Agreement as of the day and year first written above.

FRUCTIBAIL INVEST

By:	/S/ FABRICE CROPPI	/S/ IMED BEN ROMDHANE
	Name: Fabrice Croppi	Imed Ben Romdhane
Title: Co-Heads of Financial Engineering

THE BANK OF NEW YORK

By:	/S/ THOMAS J. MASTRO
Name: Thomas J. Mastro
Title: Comptroller

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